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                       [Letterhead of Ernst & Young LLP]

August 2, 1996


Board of Directors                      Board of Directors
Axion Inc. and Axion HealthCare Inc.    Bristol-Myers Squibb Company
1111 Bayhill Drive, Suite 125           345 Park Avenue
San Bruno, California  94066            New York, New York  10154


Dear Board Members:

This letter sets forth our opinion concerning certain Federal income tax consequences that would arise from the pro rata distribution by Axion Inc. ("Distributing") to its shareholders of the stock of Axion HealthCare Inc. ("Controlled"), followed by the acquisition of the stock of Distributing by Bristol-Myers Squibb Company ("Acquiring") solely in exchange for Acquiring stock (the "Acquisition"). Such transactions, along with the other transactions described herein, are hereinafter referred to as the "Proposed Transaction."

In rendering this opinion, we have relied upon the facts, summarized below, as they have been presented to us orally and in the following documents (the "Documents"):

1. The representation letter provided by the managements of Distributing and Controlled dated August 2, 1996, attached hereto as Exhibit A.

2. The representation letter provided by the management of Acquiring, dated August 2, 1996, attached hereto as Exhibit B.

3. The Agreement and Plan of Merger dated as of August 2, 1996 among Acquiring, OTN Acquisition Sub Inc., and Distributing (the "Merger Agreement") and the agreements set forth in Section 3.01 thereof (the "Ancillary Agreements").

4. The Joint Proxy Statement/Prospectus and the Required AHC Documents, as defined in Section 4.01(d)(ii) of the Merger Agreement.

5. The Form S-4 Registration Statement under the Securities Act of 1933 filed by Acquiring in connection with the transaction contemplated by the Merger Agreement (the "Form S-4").

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6.   Internal Revenue Service Revenue Procedure 96-30 Checklist Questionnaire.

7. Representation letters received from various shareholders of Distributing in the form attached hereto as Exhibit C (relating to their intention with respect to the holding of stock of Controlled and Acquiring.)

You have advised us that the facts contained in the Documents, and as set forth below, provide an accurate and complete description of the facts and circumstances concerning the proposed transactions. We have made no independent determination regarding such facts and circumstances and, therefore, have relied upon the Documents for purposes of this letter. Any changes to the facts or to the Documents may affect the conclusions stated herein, perhaps in an adverse manner.

We understand that you will include references to Ernst & Young LLP and our opinion in the Form S-4 and will include a copy of our opinion as an exhibit thereto. Subject to our prior review and approval, we consent to the inclusion of such references and a copy of our opinion.

                              STATEMENT OF FACTS

Axion Inc. ("Distributing") was incorporated under Delaware law in 1987, as Access Biotechnology, Inc., and changed its name to Axion in 1994. Through subsidiaries, Distributing is engaged in the Clinical/Disease Management and Distribution Businesses, described more fully below.

The Clinical/Disease Management Business

The Clinical/Disease Management Business is a collection of related cancer-focused healthcare activities designed to promote provision of the highest quality cost-effective cancer care by office-based oncologists. This business began upon Distributing's incorporation in 1987 through its clinical studies activity. This activity, which continues to the present, consists of coordinating the study of emerging cancer drugs and treatments developed by pharmaceutical

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and biotechnology companies. A significant contribution of Distributing in this area is its ability, through its relationships with the Southwest Oncology Group and others, to facilitate these studies on patients in doctor's offices. Depending on the particular item, the company will help develop the parameters of the study, negotiate the contract, act as project manager, provide logistical support (such as ordering, receiving, tracking and disbursing drug shipments, and tracking patient sign-ups and responses), receive and disburse payments, collect and analyze the data, and prepare a report of the results. The drug utilization data developed is likely the most comprehensive available in the industry. Revenues are derived from contracts with drug companies and practice groups.

The information and relationships developed in the clinical studies activity have resulted in the provision of other services, largely to office-based oncologists, including reimbursement assistance, preparation of Federal Drug Administration applications, practice management, and (through OPUS Health Systems, described below), inventory management. Moreover, its knowledge and experience have enabled the company to develop cancer drug protocols and treatment guidelines which serve as integral parts of its disease management program. In this activity, began in 1993, the company negotiates with payers to manage the delivery of cancer care. In this regard, the company has developed a network of physicians through which such care is provided using the protocols and guidelines described above, and the computer resources described below, all with a view to providing the highest quality, cost-effective cancer treatment.

At the end of 1994, the assets and liabilities of the Clinical/Disease Management Business were contributed to a newly-formed wholly-owned subsidiary, formerly OnCare Health Inc. (presently named Axion HealthCare Inc.) ("Controlled"), which conducts all of the foregoing activities.

The Distribution Business

In September 1990, Distributing began to distribute oncology pharmaceuticals and related supplies to office-based oncology practices (the "Distribution Business"). The Distribution Business provides these practices with next-day delivery (compared with days or weeks when the drugs are ordered from the manufacturer), thereby reducing inventory requirements and pharmaceutical expiration.

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Distributing directly conducted both the Clinical/Disease Management and the
Distribution Businesses until 1993. In July 1993, Distributing entered into a series of agreements with Bristol-Myers Squibb Company ("Acquiring") to form the Oncology Therapeutics Network Joint Venture, L.P., a Delaware limited partnership ("OTNJV"). Distributing formed a wholly-owned subsidiary, Oncology Therapeutics Network Corporation ("OTNC"), to act as the general partner of OTNJV. A wholly-owned subsidiary of Acquiring ("BMS Partner Sub") is the limited partner. Distributing contributed the assets of its Distribution Business to OTNC, which, in turn, contributed those assets to OTNJV. In addition, Distributing agreed to provide all administrative, operational, and other services necessary to support the joint venture, subject to reimbursement for its costs by OTNJV. Acquiring appointed OTNJV as its exclusive sales agent for Acquiring's oncology products for office-based practices.

In addition to the Clinical/Disease Management and Distribution Businesses, Distributing conducts an Information Management Business and previously conducted a Physicians Practice Management Business.

The Information Management Business

The Information Management Business, which provides inventory and information management systems to oncology practices, is conducted through OPUS Health Systems, Inc. formerly OnCare Systems Inc. ("OPUS"), a wholly-owned subsidiary of Distributing. OPUS provides oncologists with state-of-the-art technology in inventory management and drug utilization. The information provided by the Information Management Business allows oncologists to use the most appropriate pharmaceuticals (including generics), and then only when needed, thereby reducing inventory carrying costs.

Included in OPUS' Information Management Business is the OPUS Station activity ("OPUS Station"). OPUS Station is an automated drug dispensing and inventory tracking activity, specifically tailored for use in the outpatient setting. Located in the doctor's office, the OPUS Station equipment links the local oncology practice with OTN.

OPUS also owns and operates the OPUS Matrix, a Windows-based application, that generates recommended treatment procedures from patient diagnoses and treatment regimens. As part of the disease management activity, OPUS Matrix provides office-based oncology practices with

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Board of Directors                                                       Page 5
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access to a central database containing drug and treatment information.

The Physician Practice Business

OnCare Inc., previously a more-than-80-percent-owned subsidiary of Distributing, is an oncology-specific physician practice management company, which acquires and manages local oncology practices (the "Physician Practice Business"). The oncologists who were the former owners of the acquired practices work as professional service providers to the company. OnCare Inc.'s providers (who employ the OnCare treatment guidelines in their practice) are represented to health plans as part of a select managed cancer care network that can offer documented proof of high-quality, cost-effective care. All of Distributing's common stock of OnCare Inc. was distributed to its shareholders on December 31, 1995.

As of June 30, 1996, Distributing had one class of common stock, and several classes of preferred stock, issued and outstanding. Distributing also has outstanding certain warrants and employee options with respect to its common stock. The common stock consists of 15 million authorized shares, of which approximately 1.6 million are issued and outstanding. Preferred stock consists of 10 million authorized shares, of which approximately 6.7 million are issued and outstanding. The preferred stock is divided into Classes A - F; each class is convertible into common stock. No dividends are in arrears on any class of preferred stock. Distributing also has outstanding certain employee stock options.

Distributing uses the accrual method of accounting for Federal income tax purposes and files its consolidated Federal income tax return on a calendar year basis.

                               BUSINESS PURPOSE

The Acquisition is being undertaken to secure a number of strategic objectives for Distributing and Acquiring, including (a) elimination of a conflict perceived by the customers of the Distribution Business between that business and the clinical/disease management and physician practice activities; (b) the opportunity to increase sales to office-based oncology practices; and (c) allowing Acquiring to expand the quality of services provided to such practices.

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Board of Directors                                                       Page 6
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Distributing must separate the Distribution Business from the rest of
Distributing's activities in order to permit the Acquisition to occur. Acquiring has stated that it has no interest in acquiring from Distributing any assets other than (i) 100 percent of OTN's interest in OTNJV, and (ii) the OPUS Station activities (collectively referred to as the "Wanted Assets"). Accordingly, as a condition to the acquisition of the stock of Distributing, Acquiring will require that Distributing divest all assets and liabilities other than the Wanted Assets (and related liabilities) prior to Acquiring's acquisition of that stock. Further, separation of the Distribution Business from its other activities is integral to Distributing's decision to undertake the Acquisition.

                             PROPOSED TRANSACTION

The following transactions have been proposed for the business reasons described above.

     1. OTNJV will distribute to OTN, cash representing a preference payment to which OTN is entitled for periods ending June 30, 1996. OTN will distribute that cash to Distributing.

     2. OPUS will transfer to a newly created corporation, OPUS Sub, the assets related to the OPUS Matrix activity. OPUS Sub will assume all related liabilities.

     3.   OPUS will distribute the stock of OPUS Sub to Distributing.

     4. Distributing will contribute to Controlled all assets other than the Wanted Assets. Controlled will assume all liabilities other than those related to the Wanted Assets and those previously assumed by OPUS Sub.

     5. All of Distributing's preferred stock will be converted into common stock by vote of the preferred shareholders and previously nonvested Distributing options will become vested. All options will be exercised or cancelled. Distributing will provide loans to facilitate exercise.

     6. Controlled will be recapitalized through the exchange by Distributing of all of its shares of Controlled common stock for a number of shares of Controlled preferred

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Board of Directors                                                       Page 7
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          stock equal to the number of shares of Distributing stock outstanding.

     7. Distributing will distribute all of the stock of Controlled to its shareholders on a share-for-share basis.

     8. Acquiring will cause a newly formed wholly-owned subsidiary, OTN Acquisition Sub Inc., to merge into Distributing. In the merger, Distributing's shareholders will receive solely stock of Acquiring in exchange for their Distributing stock. Cash will be paid in lieu of fractional shares.

                          MEMORANDUM OF AUTHORITIES

The Distribution of Controlled Stock

Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code") provides in part that a reorganization includes a transfer by a corporation of part of its assets to another corporation if, immediately after the transfer, the shareholders of the transferor are in "control" (as defined below) of the transferee, and, pursuant to the plan, stock or securities of the transferee are distributed in a transaction which qualifies under Section 355 of the Code.

Section 355 provides for the tax free distribution of the stock of a controlled subsidiary. In general, to meet the requirements of Section 355 --

(i) Immediately before the distribution, the distributing corporation must "control" the corporation whose shares are being distributed. The term "control" is defined by Section 368(c) to mean stock possessing at least 80 percent of the total combined voting power and at least 80 percent of the total number of shares of all other classes of stock. Section 355(a)(1)(A);

(ii) Immediately after the distribution, both the distributing and controlled corporations must be engaged in the active conduct of a trade or business.
     Section 355(a)(1)(C) and (b). This active conduct of a trade or business requirement is satisfied only if the trade or business was actively conducted throughout the five-year period ending on the date of

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Board of Directors                                                       Page 8
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     distribution, and that business (or control of a corporation conducting that business) was not acquired within that period in a transaction in which gain or loss was recognized.
     Section 355(b)(2);

(iii)The distributing corporation must distribute all of its stock and securities in the controlled corporation or distribute enough stock to constitute control and establish to the satisfaction of the Treasury that the retention of stock in the controlled corporation is not part of a tax avoidance plan. Section 355(a)(1)(D);

(iv) The transaction must not be used principally as a device for the distribution of earnings and profits. Section 355(a)(1)(B);

(v) There must be a corporate business purpose for the transaction and a continuity of interest. Section 1.355-2(b) and (c) of the Income Tax Regulations (the "Regulations"); and

(vi) The transaction must not constitute a "disqualified distribution" as defined in Section 355(d)(2) of the Code.

Control Immediately Before the Distribution

With regard to the Section 355 requirements above, the test described in (i) is satisfied because Distributing will own 100 percent of the stock of Controlled immediately before the distribution.

Active Conduct of a Trade or Business

The active trade or business requirement of Section 355(b) has several components: (i) the distributing and controlled corporations must be engaged in the active conduct of a trade or business immediately after the distribution;
(ii) the business(es) must have been actively conducted for the five-year period before the distribution; and (iii) neither the active business nor the stock of the controlled corporation may have been acquired in a taxable transaction during the five-year period preceding the distribution. Sections 355(b)(1) and
(2).

The five-year active business requirement is satisfied if the businesses have been actively

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Board of Directors                                                       Page 9
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conducted by the distributing or controlled corporations for five years before the distribution. Corporations are considered actively engaged in the conduct of a trade or business if they carry on a specific group of activities, generally including the collection of income, for the purpose of earning a profit and the payment of expenses. Section 1.355-3(b)(2)(ii) of the Regulations. A corporation is engaged in the active conduct of a trade business if it is directly so engaged, or if "substantially all" of its assets consist of stock of one or more corporations which are so engaged. Section 355(b)(2)(A). A corporation will meet this "substantially all" requirement if 90 percent of the fair market value of its gross assets consists of stock of qualifying corporations. Rev. Proc. 77-37, 1977-2 C.B. 568.

Generally, a trade or business is considered to be actively conducted if the corporation itself performs active and substantial management and operational functions. Although activities performed on behalf of the corporation by independent contractors and other parties outside the corporation are not considered as performed by the corporation, the active conduct requirement may be satisfied even though some activities are performed by others. Section 1.355(b)(2)(iii) of the Regulations.

Distributing has been directly engaged in the Clinical/Disease Management Business from 1987 to 1994, and indirectly engaged in the Clinical/Disease Management Business through its wholly-owned subsidiary Controlled from 1995 to the present. The activities of Controlled that relate to the Clinical/Disease Management Business include the full process of earning income or profit, as described in Section 1.355-3(b)(2)(ii) of the Regulations.

In this regard, we note that the disease management activity began in 1993. It is unclear whether this activity is a part of a single business, or is a separate business activity. Section 1.355-3(b)(3)(ii) of the Regulations provides that:

     "[I]f a corporation engaged in the active conduct of one trade or business during that five-year period purchased, created, or otherwise acquired another trade or business in the same line of business, then the acquisition of that other business is ordinarily treated as an expansion of the original business, all of which is treated as having been actively conducted during that five-year period, unless that purchase, creation, or other acquisition effects a change of such a character as to constitute the acquisition of a new or different business."

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Board of Directors                                                      Page 10
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As explained supra, in light of the fact that the disease management activities evolved out of, and use the information developed by, the corporation's other cancer focused healthcare activities, an argument can be made that these are all part of single business activity. Even if, however, the disease management activity is viewed to be a separate business, Controlled will nonetheless satisfy the 5-year active business test by virtue of its remaining activities.

In addition, the proposed transactions contemplate that Controlled will have a substantial amount of cash and similar assets. Assuming arguendo that these assets are not viewed as active business assets (see below), nonetheless, the Internal Revenue Service (the "Service") has held that a corporation may meet the active business test even though a small percentage of its assets is directly utilized in the active business activity. See Rev. Rul. 73-44, 1973-1 C.B. 182; GCM 34238 (where the active business assets amount to 5 percent of the total assets).(1) See also, TAM 8308007 (October 29, 1982). Instead, as described more fully below, the existence of cash is analyzed under the "device" rules.

Distributing has been directly engaged in the Distribution Business from 1990 to 1993, and indirectly engaged in the Distribution Business from 1993 to the present through its wholly-owned subsidiary OTN (which owns a 50 percent general partnership interest in OTNJV). The conduct of the Distribution Business includes the full process of earning income or profit, as described in Section 1.355-3(b)(2)(ii) of the Regulations.

We believe that the formation of OTNJV and the transfer of assets to it in 1993 does not cause the Distribution Business previously conducted by Distributing to fail to satisfy the 5-year active business test. In this regard, we note that OTN actively manages the operations of OTNJV. Accordingly, applicable authorities indicate that it is still actively engaged in the Distribution Business begun by Distributing.

In Rev. Rul. 79-394, 1979-2 C.B. 141, amplified by Rev. Rul. 80-181, 1980-2 C.B.
121, the
____________________
(1) Pursuant to Section 6110(j)(3) of the Code, private letter rulings, technical advice memorandums, and GCMs are not cited as precedent, but to illustrate a consistent position by the Service.

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Board of Directors                                                      Page 11
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Service concluded that operational activities relating to corporation X, that were conducted by another member of the affiliated group of which X was a member, could be taken together with the management activities conducted by the officers of X to satisfy the active trade or business requirement of Section
355. Similarly, in Rev. Rul. 92-17, 1992-1 C.B. 142, a limited partnership ("LP") owned certain real estate that it operated for more than 5 years. D corporation had been a 20 percent general partner in LP for more than 5 years. D's officers performed active and substantial management functions for the business conducted by LP, including supervising LP's employees. The Service concluded that management activities conducted by D in support of the operational activities conducted by LP satisfied the active trade or business requirements of Section 355. See also, PLR 9510005 (December 5, 1994) in which the Service applied Rev. Rul. 92-17 and found that a corporation met the active trade or business requirement of Section 355 where that corporation was the managing general partner of a partnership that conducted a business meeting that requirement. Furthermore, we understand that the day-to-day operations of the Distribution Business changed very little (if at all) after the formation of the partnership, and are now conducted largely by employees of OTN. Accordingly, we believe that Distributing (through OTN) should be viewed as continuing its Distribution Business.

Thus, for the foregoing reasons, we believe that the active trade or business requirement for both Distributing and Controlled should be satisfied in this case.

Distribution of Control

The requirement in (iii) will be satisfied in the proposed transaction because Distributing will distribute 100 percent of the stock of Controlled to its shareholders in the distribution.

Device to Distribute Earnings and Profits

As noted, Section 355(a)(1)(B) of the Code and Section 1.355-2(d) of the Regulations provide that Section 355 does not apply to a transaction used principally as a device for the distribution of the earnings and profits of the distributing corporation, the controlled corporation, or both. The Regulations provide that, generally, the determination of whether a transaction was used principally as a device will be made from all of the facts and circumstances, including, but not limited to, the presence or absence of certain factors described therein. Section 1.355-2(d) of

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Board of Directors                                                      Page 12
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the Regulations.

Section 1.355-2(d)(2)(iii) of the Regulations provides that a sale or exchange of the stock of the distributing or controlled corporation is evidence of a device. Section 1.355-2(d)(2)(iii)(E) further provides, however, that if stock is exchanged for stock in pursuance of a plan of reorganization in which no gain or loss (or an insubstantial amount of gain) is recognized, the exchange is not treated as evidence of device, and the device rules will be applied by reference to the stock received. In the present case, the exchange of the stock of Distributing after the spin-off will be effected pursuant to a transaction qualifying as a tax-free reorganization described in Section 368(a)(1)(B) of the Code. Accordingly, such exchange will not result in the transaction being considered to have been used principally as a device. Further, it has been represented that certain shareholders of Distributing have no plan or intention, and the management of Distributing knows of no plan or intention on the part of the remaining Distributing shareholders, to sell or exchange stock of Controlled or Acquiring after the Acquisition.

In general, Section 1.355-2(d)(2)(iv)(B) of the Regulations provides that the existence of assets not used in a trade or business (including cash and liquid assets not related to the reasonable needs of the business) is evidence that the transaction is being used principally as a device to distribute earnings and profits. The strength of this evidence depends on all the facts and circumstances, including the ratio for each corporation of the value of assets not used in a trade or business to the value of assets that satisfy the active trade or business requirement of Section 355. Section 1.355-2(d)(3)(ii) of the Regulations provides that the existence of a corporate business purpose for the transfer or retention of assets not used in a trade or business can outweigh the evidence of device presented by such transfer or retention.

In the present case, cash and other liquid assets will be transferred by Distributing to Controlled as part of the transaction. Management of Distributing has indicated that the disease management activity of Controlled (which, as noted, evolved from the clinical operations) will require substantial funds beyond expected operating profits to maintain and expand its data base and to market its services throughout the oncology community. We further understand that, because these activities are in their initial stages, it would be very difficult for Controlled to obtain lending from outside sources. Similarly, management of Distributing and Controlled have represented that the cash and other liquid assets will only be used in the business activities

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Board of Directors                                                      Page 13
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retained by Controlled or to satisfy obligations under agreements relating to the Proposed Transaction. Further, we understand that Acquiring and Distributing never considered that these assets would be retained in the Distribution Business or otherwise included in the Acquisition. Therefore, arguably, the cash and other liquid assets are related to the reasonable needs of Controlled's business; in any event, there is a business purpose for the transfer.

The Service has ruled that a contribution to a controlled corporation, in anticipation of a spin- off, made to allow the controlled corporation to expand its business, is not indicative that the transaction is used principally as a device to distribute earnings and profits. In Rev. Rul. 83- 114, 1983-2 C.B. 66, immediately prior to the spin-off, the distributing corporation canceled indebtedness owed by a controlled corporation in order to enable the latter to expand its business with operating proceeds and investment capital. The cancellation resulted in more than a 100- percent increase in the controlled corporation's net worth. Rev. Rul. 83-114 concluded that, in light of the business purpose for the contribution, the distribution was not used principally as a device to distribute earnings and profits.

In addition, the Service has held that a transfer of cash to a controlled corporation made to equalize values in a split-off transaction will not be considered as evidence that the transaction is being used principally as a device for the distribution of earnings and profits. See Rev. Rul. 64-102, 1964-1 C.B. 136 (capital contribution more than doubled the value of the controlled corporation); Rev. Rul. 71-383, 1971-2 C.B. 180; Section 1.355-2(d)(3)(iv)(B) of the Regulations. Compare Rev. Rul. 86-4, 1986-1 C.B. 174 (transfer of investment assets by distributing to the controlled corporation immediately prior to a pro-rata spin-off was a factor to be considered, along with other factors, in determining whether the transaction was a device); cf. Rev. Rul. 59-400, 1959-2 C.B. 114, (shift in earnings from a hotel business to a rental real estate business approximately one year prior to a pro rata spin-off resulted in nonqualification under Section 355 in light of the fact that rental real estate was involved).

Accordingly, based on the facts and circumstances, cash and other liquid assets can be contributed to a controlled corporation in anticipation of a distribution without the transaction being considered to have been used principally as a device to distribute earnings and profits. The instant transaction appears to present such a case. Thus, in this case, there is an important business reason for the distribution of the stock of Controlled, i.e., to facilitate the acquisition by Acquiring. Further, as stated above, there is an important business reason for the

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Board of Directors                                                      Page 14
                                                                  August 2, 1996


contribution of cash and similar assets--i.e., to fund the continued development and expansion of the disease management activities. Moreover, these assets are not to be included in the Acquisition. Accordingly, while not free from doubt, we believe that the transaction should not be considered to have been used principally as a device for the distribution of earnings and profits.

Business Purpose

Section 1.355-2(b) of the Regulations provides that Section 355 applies to a transaction only if it is carried out for one or more corporate business purposes. A transaction is carried out for a corporate business purpose if it is motivated, in whole or substantial part, by one or more corporate business purposes. A corporate business purpose is a real and substantial non-Federal tax purpose germane to the business of the distributing corporation, the controlled corporation, or the affiliated group (as defined in Section 1.355-3(b)(4)(iv) of the Regulations) to which the distributing corporation belongs.

The business purpose test described in (vi) above should be satisfied because the business purpose for the transaction is to facilitate a tax-free reorganization. In order to complete the Acquisition under the facts of this case, Acquiring is requiring Distributing to divest the assets described above. The Service has long and consistently recognized that a spin-off made in order to permit a tax-free reorganization involving the distributing corporation is supported by a business purpose. See Rev. Rul. 68-603, 1968-2 C.B. 148, Rev. Rul. 70-434, 1970-2 C.B. 83, and Rev. Rul. 78-251, 1978-1 C.B. 89. See also
Commissioner v. Morris Trust, 367 F. 2d 794 (4th Cir. 1966).

There are no other tax-free alternatives to accomplishing this business objective. Thus, Acquiring cannot simply acquire the stock of OTN directly from Distributing, as such an acquisition would subject Distributing to characterization as an "investment company" as that term is defined under the Investment Company Act of 1940, 15 U.S.C. ss. 80a-1 et seq. (the "1940 Act"). If Distributing were an investment company it would be required to register with the Securities and Exchange Commission (the "SEC"), and would become subject to the 1940 Act's pervasive regulatory framework. Failure to register would subject Distributing and its management to administrative and judicial penalties, including the possible voiding of any contracts entered into by the company and, possibly, criminal conviction of its management.

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Board of Directors                                                      Page 15
                                                                  August 2, 1996


Once a company registers with the SEC as an investment company, the company and its directors, officers, substantial shareholders and other related persons are subject to a broad set of regulatory restrictions administered by the SEC over a great many areas, including the composition of the board of directors, incentive compensation, issuances of stock, capital structure, asset composition and transactions with affiliates.

In addition, Distributing's management believes that if it held a large amount of its assets in the form of Acquiring stock, Controlled's disease management activity would be severely adversely affected. Thus, one of the objectives of this activity is to provide the most cost-effective care, including use of pharmaceuticals. Further, Controlled's relationship with the oncology community (including payers) is based upon this cost containment premise. Management believes that Controlled's credibility, and consequently its ability to function, would be seriously undermined if it held as the bulk of its assets an interest in a large pharmaceutical company devoted to maximizing profits on pharmaceutical sales. It has been a long-standing position of the Service that a customer's reluctance to purchase products from a corporation (or one of its group members) because of other business activity of the group is a valid business purpose under Section 355 of the Code. See Rev. Rul. 56-450, 1956-2 C.B. 201; Rev. Rul. 59-197, 1959-1 C.B. 77; PLRs 9539006 (June 27, 1995);
9524009 (March 15, 1995); 9438026 (June 28, 1994); and 9331062 (February 17,
1993).

Continuity of Interest

Similarly, the continuity of interest requirement for a Section 355 distribution will be satisfied because 100 percent of the stock of Controlled will be owned by the shareholders of Distributing. After the Acquisition, the historic shareholders of Distributing will continue their interest in the business of Distributing through their stock ownership of Acquiring. See, Rev. Rul. 68-603, 1968-2 C.B. 148, and Commissioner v. Morris Trust, 367 F.2d 794 (4th Cir. 1966).

Disqualified Distribution

Section 355 (d) of the Code provides that, in the case of a "disqualified distribution," the distributing corporation will recognize the gain (if any) realized on the distribution of the stock of the controlled corporation. A "disqualified distribution" is defined as any distribution

Board of Directors                                                      Page 16
                                                                  August 2, 1996


otherwise qualifying under Section 355 if, immediately after the distribution, any person holds "disqualified stock" in the distributing or controlled corporation which constitutes a 50-percent or greater interest in either corporation. "Disqualified stock" is defined in Section 355(d)(3) as any stock of the distributing corporation acquired by purchase during the 5-year period ending on the date of the distribution, and any stock of the controlled corporation either acquired by purchase during this 5-year period, or attributable to purchased distributing stock.

In the present case, no person has acquired a 50-percent or greater interest in the stock of Distributing or Controlled within the 5-year period ending on the date of the distribution. Therefore, Section 355(d) will not apply to cause gain recognition.

The Acquisition of Distributing's Stock by Acquiring.

Section 368(a)(1)(B) of the Code provides that the term "reorganization" (a Type B Reorganization) includes the acquisition by one corporation, in exchange solely for all or part of its voting stock, of stock of another corporation if, immediately after the acquisition, the acquiring corporation has control of such other corporation. Section 368(c) provides that, for this purpose, the term "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

The control requirement will be met in this case, since, after the Acquisition, Acquiring will own all of the stock of Distributing. Similarly, the "solely for voting stock" requirement will be satisfied, as we understand that Acquiring will acquire that Distributing stock solely for its own voting stock. The fact that the transaction will be accomplished through a merger of a newly-created subsidiary into Distributing does not prevent the transaction from qualifying as a Type B Reorganization. See Rev. Rul. 67-448, 1967-2 C.B. 144. The fact that some of the Acquiring stock will be placed in escrow will not prevent satisfaction of the applicable requirements. Rev. Proc. 77-37, 1977-2 C.B. 568 as amplified by Rev. Proc. 84-42, 1984-1 C.B. 521.

Section 1.368-1(b) of the Regulations imposes the following additional requirements which must be met for a transaction to qualify as a reorganization within the meaning of Section 368: (i) "continuity of interest" must be present,
(ii) "continuity of business enterprise" must exist, and

Board of Directors                                                      Page 17
                                                                  August 2, 1996


(iii) an appropriate business purpose must be present.

Rev. Proc. 77-37, 1977-2 C.B. 568 provides that the "continuity of interest" requirement is satisfied if there is continuing interest through stock ownership in the acquiring corporation on the part of the former shareholders of the acquired corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of all of the formerly outstanding stock of the acquired corporation as of that date. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of reorganization will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization. In the proposed transaction, based on the representations received, former shareholders of Distributing will receive and retain stock of Acquiring with a value (as of the effective date of the reorganization) to 100 percent of the value of all formerly outstanding stock of Distributing. Therefore, the continuity of interest guideline of Rev. Proc. 77-37 will be met.

Section 1.368-1(b) of the Regulations provides that a continuity of business enterprise (as described in Section 1.368-1(d) of the Regulations) is a requisite to a reorganization. Section 1.368-1(d) of the Regulations provides that continuity of business enterprise requires that the acquiring corporation either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. The proposed transaction will meet the continuity of business enterprise requirement as it has been represented that, after the transaction, Distributing will be engaged through OTNC in its historic Distribution Business. See Rev. Rul. 85-198, 1985-2 C.B. 121. The fact that all partnership assets and liabilities will now be held directly by OTNC should not change this result.

Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization. As described above, the Acquisition will be undertaken for substantial business reasons. Thus, the proposed transaction will be motivated by a valid business purpose in accordance with the Regulations.

Section 368(b) of the Code defines the term "a party to a reorganization" to include a corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of

Board of Directors                                                      Page 18
                                                                  August 2, 1996


another.

Section 354(a)(1) provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

                       FEDERAL INCOME TAX CONSEQUENCES

Based solely upon the facts and information presented in the Documents, and on the information set forth in this opinion letter and subject to the "SCOPE OF OPINION," described below, it is our opinion that the following Federal income tax consequences should result from the Proposed Transaction described above:

(1) The transfer by Distributing to Controlled of the assets other than the Wanted Assets solely in constructive exchange for additional stock of Controlled and the assumption of certain liabilities, as described above, followed by the distribution of the Controlled stock pro rata to the shareholders of Distributing should qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code. Distributing and Controlled should each be "a party to a reorganization" within the meaning of Section 368(b).

(2) No gain or loss will be recognized to Distributing upon the transfer of the assets, subject to liabilities, to Controlled in constructive exchange for Controlled stock (Sections 351(a), 361(a) and 357(a)).

(3) No gain or loss will be recognized by Controlled upon the receipt of assets in constructive exchange for Controlled stock (Section 1032(a)).

(4) The basis of the assets received by Controlled will be the same as the basis of such assets in the hands of Distributing immediately prior to the Proposed Transaction (Section

Board of Directors                                                      Page 19
                                                                  August 2, 1996


      362(b)).

(5) The holding period of the Distributing assets received by Controlled will include the period during which such assets were held by Distributing (Section 1223(2)).

(6) No gain or loss should be recognized to (and no amount should be included in the income of) the shareholders of Distributing upon the receipt of the Controlled stock (Section 355(a)(1)).

(7) No gain or loss should be recognized to Distributing upon the distribution of the Controlled stock pro rata to the shareholders of Distributing (Section 361(c)(1)).

(8) The basis of the Controlled and Distributing stock in the hands of the shareholders of Distributing should be the same as the basis of the Distributing stock held by the shareholders of Distributing immediately before the distribution, allocated in proportion to the fair market value of each in accordance with Section 1.358-2(a)(2) of the Regulations (Section 358(b)(1)).

(9) As provided in Section 312(h) of the Code, proper allocation of earnings and profits between Distributing and Controlled should be made in accordance with Section 1.312-10(a) of the Regulations.

(10) Provided the Distributing stock was held as a capital asset on the date of the distribution of the Controlled stock, the holding period of the Controlled stock received by the shareholders of Distributing should include the holding period of the Distributing stock with respect to which the distribution was made (Section 1223(1)).

(11) The acquisition by Acquiring of all the stock of Distributing solely in exchange for Acquiring stock, as described above, will qualify as a reorganization under Section 368(a)(1)(B) of the Code. Distributing and Acquiring will each be "a party to a reorganization" within the meaning of
     Section 368(b).

(12) No gain or loss will be recognized by the Distributing shareholders upon the receipt of Acquiring stock solely in exchange for Distributing stock (Section 354(a)(1)).

Board of Directors                                                      Page 20
                                                                  August 2, 1996


(13) The basis of the Acquiring stock received by Distributing's shareholders in exchange for Distributing stock will be the same as the basis of the Distributing stock surrendered in exchange therefor (Section 358(a)(1)).

(14) The holding period of the Acquiring stock received by the Distributing shareholders in the Exchange will include the holding period of the Distributing stock surrendered in exchange therefor, provided the Distributing stock is held as a capital asset in the hands of the Distributing shareholders on the date of the exchange (Section 1223(1)).

                            SCOPE OF OPINION

The scope of this opinion is expressly limited to the Federal income tax issues specifically addressed in (1) through (14) in the section entitled "FEDERAL INCOME TAX CONSEQUENCES" above. We have made no determination, nor expressed any opinion as to any limitations, including those which may be imposed under
Section 382, on the availability of net operating loss carryovers (or built-in losses), if any, after the Proposed Transaction, the application (if any) of the alternative minimum tax to the Proposed Transaction, or on any consolidated return, employee benefit, or foreign tax issues which may arise as a result of the Proposed Transaction. Similarly, we have made no determination nor expressed any opinion regarding the consequences to Distributing shareholders entitled to special treatment under the Code (such as insurance companies, dealers in securities, or tax exempt organizations) or to Distributing shareholders who acquired their shares of Distributing stock pursuant to the exercise of employee stock options or otherwise in compensatory transactions. In addition, we have expressed no opinion on the conversion of the Distributing preferred into common stock, on the exercise of the Distributing options, the recapitalization of Controlled, the transfer of assets or liabilities to Distributing or any of its direct or indirect subsidiaries in anticipation of, or as part of, the Proposed Transaction (other than as described in (1) above), or on the effect of any arrangements between Acquiring or its subsidiaries and Controlled or its subsidiaries subsequent to the Acquisition. Furthermore, our opinion has not been requested, and none is expressed, with respect to any foreign, state or local tax consequences to Distributing, Controlled, or the shareholders of Distributing.

We note that any variation or differences in the facts or representations recited herein, for any

Board of Directors                                                      Page 21
                                                                  August 2, 1996


reason, might affect our conclusions, perhaps in an adverse manner, and may make them inapplicable. Further, our opinions are based upon the analysis of the Code, the Regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied upon. We have undertaken no obligation to update these opinions for changes in facts or law occurring subsequent to the date thereof. We do note that on March 19, 1996, the Clinton Administration sent to the Congress a proposal (the "Proposal") to require gain recognition on certain Section 355 distributions when at least 50 percent of the stock of the distributing or the controlled corporation is not held at all times during the four year period commencing two years before and ending two years after the distribution by the direct and indirect shareholders of the distributing corporation. If the Proposal were applicable to the instant transaction, Distributing would be required to recognize gain (if any) realized on the distribution of the Controlled stock since the shareholders of Distributing will own less than 50 percent of the stock of Acquiring. The Proposal would not, however, change the treatment of Distributing's shareholders, described above. While the Proposal stated that the provisions would generally be effective for distributions after March 19, 1996, a statement by Senator Roth and Congressman Archer issued on March 29, 1996, indicated that "it is intended that the effective date. . . will be no earlier than the date of appropriate Congressional action." We express no opinion regarding whether the Proposal will or will not be applicable to the proposed transaction.

This letter is not intended to be, and should not be, distributed or relied upon by any entities or persons other than Distributing, Controlled and Distributing's shareholders. In addition, except as expressly set forth above, this letter should not be quoted or otherwise referred to in any documents or filed with or furnished to any agency (other than with the Service upon examination) without the express written consent of Ernst & Young LLP.

Board of Directors                                                      Page 22
                                                                  August 2, 1996


This letter is an opinion of our firm as to the interpretation of existing law and, as such, is not binding on the Service or the courts.

                                        Very truly yours,


                                        \s\ Ernst & Young LLP

Attachments

                                                                    Exhibit A to
                                                                     Exhibit 8.3



                                 [Letterhead of]

                         [BRISTOL-MYERS SQUIBB COMPANY]



                                                                  August 2, 1996

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475

Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP
600 Hansen Way, Second Floor
Palo Alto, CA 94304

Ernst & Young, LLP
1225 Connecticut Avenue, N.W.
Washington, D.C. 20036

Ladies and Gentlemen:

     In connection with the opinions to be delivered by you pursuant the Agreement and Plan of Merger dated as of August 2, 1996 (the "Merger Agreement"), among Bristol-Myers Squibb Company ("BMS"), a Delaware corporation, OTN Acquisition Sub Inc., a Delaware corporation ("BMS Sub"), and Axion Inc. ("Axion"), a Delaware corporation, I certify to the best of my knowledge and belief, after due inquiry and investigation, as follows:

     1. The facts relating to the contemplated merger of BMS Sub with and into Axion (the "Merger") pursuant to the Merger Agreement, the documents described in Section 3.01 of the Merger Agreement and the Form S-4 Registration Statement under the Securities Act of 1933, filed by BMS in connection with the Merger are, insofar as such facts pertain to BMS or BMS Sub, true, correct and complete in all material respects.

     2. Except with respect to (i) payments of cash to Axion shareholders in lieu of fractional shares of the voting common stock, par value $.10 per share, of BMS ("BMS Common Stock") and (ii) shares of Axion stock cancelled pursuant to
Section 2.01(a) of the Merger Agreement, one hundred percent (100%) of the Axion common stock outstanding immediately prior to the Merger will be exchanged solely for BMS Common Stock. Thus, except as set forth in the preceding sentence, BMS and BMS Sub intend that no consideration be paid or received (directly or indirectly, actually or constructively) for Axion common stock other than BMS Common Stock.

     3. Except as described below, BMS has no plan or intention to liquidate Axion; to merge Axion into another corporation (other than pursuant to the Merger Agreement); to cause Axion to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or payments of amounts pursuant to the Merger Agreement or the Documents described in Section 3.01 of the Merger Agreement; to sell or otherwise dispose of any of the Axion Stock acquired in the Merger, except for transfers described in
Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code"); or to cause Axion to issue additional shares of its stock that would result in BMS losing control of Axion within the meaning of 368(c) of the Code. BMS plans, after the Merger, to cause the following steps to be taken to simplify the ownership structure of the Oncology Therapeutics Network business:
First, BMS will contribute to Axion all the stock of Bristol-Myers Oncology Therapeutic Network, Inc. ("BMS Partner Sub"), which is the wholly-owned subsidiary of BMS that is a 50% limited partner in Oncology Therapeutics Network Joint Venture, L.P. ("OTN L.P."). Second, BMS Partner Sub will merge into Oncology Therapeutics Network Corporation, a Delaware corporation ("OTNC"), with OTNC surviving the merger. Third, as a result of that merger, OTNC will own all the interests in Oncology Therapeutics Network Joint Venture L.P., ("OTN L.P.") which will transfer its assets and liabilities to OTNC.

     4. Except as described below, BMS has no plan or intention to reacquire any of its stock issued in the Merger, other than the possible reacquisition of shares pursuant to the Escrow Agreement. BMS will not acquire, pursuant to its share repurchase plan, any shares of BMS Common Stock issued in the Merger from former shareholders of Axion common stock who received such shares in the Merger.

     5. BMS will pay the expenses, if any, incurred by BMS and BMS Sub in connection with the Merger.

     6. To the best knowledge of BMS, except in the Merger, neither BMS nor any direct or indirect subsidiary of BMS has acquired or will acquire, or has owned during the past five years, any stock of Axion.

     7. BMS intends to cause the assets and liabilities of OTN L.P. to be transferred to OTNC, as described above, and intends to cause OTNC to conduct directly the business formerly conducted by OTN L.P.

     8. Neither BMS nor BMS Sub are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     9. There will be no dissenters to the Merger.

     10. The payment of cash, if any, in lieu of fractional shares of BMS Common Stock is solely for the purpose of avoiding the expense and inconvenience to BMS of issuing and administering fractional shares. The total cash consideration that will be paid in the transaction to Axion's shareholders instead of issuing fractional shares of BMS will not exceed one percent of the total consideration that will be issued in the transaction to Axion's shareholders. The fractional share interest of each Axion shareholder will be aggregated and no shareholder will receive cash in an amount equal to the greater than the value of one full share of BMS common stock.

     11. None of the compensation received by any shareholder-employees of Axion will be separate consideration for, or allocable to, any of their shares of Axion stock; and none of the shares of BMS Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by arm's-length bargaining.

     12. The Merger Agreement and the documents referred to in Section 3.01 of the Merger Agreement represent the entire understanding of BMS, Axion and BMS Sub with respect to the Merger.

     13. Immediately after the Merger, BMS will own all the capital stock of Axion.

     14. Unless required by a "determination" (as defined in Section 1313 of the Code) or as otherwise required by applicable law, neither BMS nor BMS Sub will (or will, following the Merger, cause Axion to) take any position on any tax returns or any other action or reporting position which is inconsistent with the qualification of the Merger as a reorganization under Section 368(a)(1) of the Code or which is inconsistent with any of the representations in this letter.

     15. BMS has no interest in acquiring from Axion any assets, or assuming any liabilities, other than (i) 100 percent of OTNC's interest in OTN L.P., and (ii) Axion's OPUS Station automated drug dispensing business (collectively referred to as the "Wanted Assets"). BMS understands that Axion desires to accomplish the transaction through the acquisition by BMS of the stock of Axion. Accordingly, as a condition to the acquisition of the stock of Axion, BMS will require that Axion divest all assets and liabilities, other than the Wanted Assets, prior to BMS's acquisition of that stock.

     16. In connection with the escrow being established pursuant to the Escrow Agreement (the "Escrow Fund") (as defined in the Merger Agreement),

          (i) the Escrow Fund is being established for good and valid business reasons;

         (ii) the BMS Common Stock held in the Escrow Fund (the "Escrowed Stock") will appear as issued and outstanding on the balance sheet of BMS and will be legally outstanding under applicable state law;

        (iii) all voting rights of the Escrowed Stock will be exercisable by or on behalf of the former Axion Shareholders or their authorized agents;

         (iv) no shares of the Escrowed Stock will be subject to restrictions requiring their return to BMS because of death, failure to continue employment or similar restrictions;

          (v) all Escrowed Stock will be released from the Escrow Fund within 5 years from the Effective Time of the Merger (except where there is a Pending Claim (as defined in the Escrow Agreement));

         (vi) at least 50% of the number of shares of each class of stock to be issued initially to the Axion shareholders will not be Escrowed Stock; and

        (vii) the mechanism for the calculation of the number of shares of stock to be returned is objective and readily ascertainable.

     17. There is no intercorporate indebtedness existing between BMS or BMS Sub and Axion that was issued, acquired or will be settled at a discount as a result of the Merger, and BMS will assume no liabilities of Axion or any Axion Shareholder in connection with the Merger, other than Axion expenses solely and directly related to the Merger in accordance with Rev. Rul. 73-54, 1973-1 C.B. 187.

     18. BMS Sub is a newly-formed corporation that was created for the sole purpose of effecting the Merger, and it has conducted no business activities and taken no other actions except as required to effect the Merger.


                                        BRISTOL-MYERS SQUIBB COMPANY


                                        by _____________________________________
                                             [Title]

                                                                    Exhibit B to
                                                                     Exhibit 8.3



                                 [Letterhead of]

                                   AXION INC.

                              AXION HEALTHCARE INC.


                                                                  August 2, 1996

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, N.Y. 10019-7475

Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP
600 Hansen Way, Second Floor
Palo Alto, CA 94304

Ernst & Young LLP
1225 Connecticut Avenue, N.W.
Washington, D.C. 20036

Ladies and Gentlemen:

     In connection with the opinions to be delivered by you pursuant to the Agreement and Plan of Merger dated as of August 2, 1996 (the "Merger Agreement"), among Bristol-Myers Squibb Company ("BMS"), a Delaware corporation, OTN Acquisition Sub Inc., a Delaware corporation ("BMS Sub"), and Axion Inc. ("Axion"), a Delaware corporation, each of the undersigned hereby certifies, to the best of its knowledge and belief, after due inquiry and investigation, as set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement and the documents described in Section 3.01 of the Merger Agreement.

     1. The facts relating to the contemplated merger of BMS Sub with and into Axion (the "Merger"), the distribution of stock of Axion Healthcare Inc. and all related transactions undertaken pursuant to or described in the Merger Agreement, the documents set forth in Section 3.01 of the Merger Agreement or the Form S-4 Registration Statement under the Securities Act of 1933 filed by BMS in connection with the Merger ("Form S-4") are, insofar as such facts pertain to Axion or any of its subsidiaries on or prior to the effective time of the Merger, true, correct and complete in all material respects and represent the entire agreement with respect to the proposed transactions.

     2. Except with respect to (i) payments of cash to Axion shareholders in lieu of fractional shares of the voting common stock, par value $.10 per share, of BMS ("BMS Common Stock") and (ii) shares of Axion stock ("Axion Stock") cancelled pursuant to Section 2.01(a) of the Merger Agreement, if any, one hundred percent (100%) of the Axion Stock outstanding immediately prior to the Merger will be exchanged solely for BMS Common Stock. Thus, except as set forth in the preceding sentence, Axion intends that no consideration be paid or received (directly or indirectly, actually or constructively) for Axion Stock other than BMS Common Stock.

     3. Other than in satisfaction of the Axion Options (as defined in Section
6.06 of the Merger Agreement), neither Axion nor any of its subsidiaries has issued or acquired any shares of Axion Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

     4. To the best of knowledge of the management of Axion and Axion HealthCare Inc. ("AHC") there is no plan or intention on the part of any shareholders of Axion to sell, exchange or otherwise dispose of, reduce the risk of loss (by short sale or otherwise) of the holding of, enter into any contract or other arrangement with respect to, or consent to the sale or other disposition of (each of the foregoing, a "disposition"), any interest in the shares of BMS Common Stock received in the Merger or any shares of AHC Preferred Stock received in the Distribution other than the receipt of cash in lieu of fractional shares of BMS Common Stock received in the Merger. In addition, to the best knowledge of the Management of Axion and AHC, (i) there has been no "disposition" of shares of Axion Stock in anticipation of the Merger and (ii) there is no plan or intention on the part of any shareholders of Axion to effect a disposition of shares of Axion Stock in anticipation of the Merger.

     5. Axion has no present plan or intention to issue additional shares of its stock that would result in BMS losing control of Axion within the meaning of
Section 368(c)(1) of the Internal Revenue Code.

     6. Axion, AHC and the shareholders of Axion will pay their respective expenses, if any, incurred in connection with the Merger, the Distribution and all related transactions; provided that all such expenses of Axion and AHC shall be paid at the Effective Time by funds supplied by or on behalf of BMS except that the amount of cash that would otherwise be contributed to AHC pursuant to the Distribution shall be reduced to the extent such expenses exceed $2,000,000.

     7. At the time of the Merger, Axion will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Axion that, if exercised or converted, would affect BMS's acquisition or retention of control of Axion, as defined in Section 368(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

     8. Axion is not an investment company as defined in Section
368(a)(2)(F)(iii) and (iv) of the Code.

     9. To the knowledge of Axion and AHC, none of the compensation received by any shareholder-employees of Axion will be separate consideration for, or allocable to, any of their shares of Axion stock; and none of the shares of BMS Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement. To the knowledge of Axion and AHC, the compensation paid to any shareholder-employees will be for services actually rendered and will be determined by arm's-length bargaining.

     10. Unless required by a "determination" (as defined in Section 1313 of the Code) or as otherwise required by applicable law, Axion will not take, and Axion is not aware of any plan or intention of Axion shareholders to take, any position on any tax returns or any other action or reporting position which is inconsistent with the qualification of the Merger as a reorganization under
Section 368(a)(1) of the Code or which is inconsistent with any of the representations in this letter.

     11. In connection with the escrow being established pursuant to the Escrow Agreement (the "Escrow Fund"):

          (i) the Escrow Fund is being established for good and valid business reasons;

         (ii) all voting rights of the BMS Common Stock held in the Escrow Fund (the "Escrowed Stock") will be exercisable by or on behalf of the former Axion Shareholders or their authorized agents;

        (iii) no shares of the Escrowed Stock will be subject to restrictions requiring their return to BMS because of death, failure to continue employment or similar restrictions;

         (iv) all Escrowed Stock will be released from the Escrow Fund within 5 years from the Effective Time of the Merger (except where there is a Pending Claim (as defined in the Escrow Agreement));

          (v) at least 50% of the number of shares of each class of stock to be issued initially to the Axion shareholders will not be Escrowed Stock; and

         (vi) the mechanism for the calculation of the number of shares of stock to be returned is objective and readily ascertainable.

     12. There is no intercorporate indebtedness existing between BMS, or its subsidiaries on the one hand, and Axion or its subsidiaries that was issued, acquired or, to the knowledge of AHC and Axion, will be settled at a discount as a result of the Merger, and to the knowledge of Axion and AHC, BMS will assume no liabilities of Axion or any Axion Shareholder in connection with the Merger, other than Axion expenses solely and directly related to the Merger in accordance with Rev. Rul. 73-54, 1973-1 C.B. 187.

     13. Axion is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     14. The total adjusted basis and the fair market value of the assets to be transferred to AHC by Axion will each equal or exceed the sum of the liabilities to be assumed by AHC plus any liabilities to which the transferred assets are subject.

     15. The liabilities to be assumed by AHC and the liabilities to which the transferred assets are subject were incurred in the ordinary course of business or in connection with the transactions contemplated by the Documents.


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                                                                               5


     16. Axion neither accumulated its receivables nor made extraordinary payment of its payables in anticipation of the transactions contemplated by the Documents.

     17. No assets being transferred between Axion and AHC include property for which an investment tax credit was taken in prior years.

     18. Immediately after the distribution of the stock of AHC, at least 90 percent of the fair market value of the gross assets of Axion will consist of the stock of OTNC.

     19. Following the transactions contemplated by the Documents, AHC will continue the active conduct of its business independently and with its own separate employees.

     20. No intercorporate debt will exist between Axion and AHC immediately following the proposed transactions other than certain indemnification arrangements and other arrangements with respect to liabilities as set forth in the Documents.

     21. The five years of financial information submitted on behalf of Axion, OTN and AHC is representative of each corporation's present operations, and there have been no substantial changes since the date of the last financial statements included in the Form S-4.

     22. After the Merger all continuing transactions between BMS or its subsidiaries, on the one hand, and AHC or its subsidiaries, on the other hand, will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

     23. No part of the AHC stock to be distributed by Axion will be received by a shareholder as a creditor, employee, or in any capacity other than that of the shareholder of Axion.

     24. Axion's holdly of the BMS Common Stock to be supplied in the Merger would seriously, adversely affect Axion and its Subsidiaries' Conduct of the clinical/disease Management Activity.


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                                                                               6


     25. AHC intends that all of the cash and similar assets to be received by AHC from Axion pursuant to the Distribution Agreement (including the Cash proceeds from redemption of the Oncare Preferred Stocks received from Axion and the proceeds from payments of any promissory notes received from Axion) will, to the extent not placed into escrow pursuant to the Documents or otherwise used to satisfy obligations under the Documents, be retained by AHC and used in AHC's (or its subsidiaries') business activities.

     26. There is no plan or intention to liquidate AHC or to merge AHC with any other corporation, or to sell, exchange, or otherwise dispose of the assets of AHC or any of its subsidiaries subsequent to the transactions contemplated in the Documents except in the ordinary course of business.

     27. Notwithstanding anything herein to the contrary, the undersigned make no representations regarding any actions or conduct of Axion or its subsidiaries pursuant to BMS's exercise of control over Axion or its subsidiaries after the Merger.


                                              AXION CORPORATION


                                        by _____________________________________
                                              [Title]


                                              AXION HEALTHCARE INC.


                                        by _____________________________________
                                              [Title]



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

                                                                    Exhibit C to
                                                                     Exhibit 8.3




                                                                          , 1996

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, N.Y. 10019-7475

Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP
600 Hansen Way, Second Floor
Palo Alto, CA 94304

Ernst & Young, LLP
1225 Connecticut Avenue, N.W.
Washington, D.C. 20036

Ladies and Gentlemen:

     In connection with the opinions to be delivered by you relating to the tax consequences of the Distribution or the tax consequences of the Merger (each as defined in the Agreement and Plan of Merger dated as of July , 1996 (the "Merger Agreement"), among Bristol-Myers Squibb Company ("BMS"), a Delaware corporation, OTN Acquisition Sub Inc., a Delaware corporation, and Axion Inc. ("Axion"), a Delaware corporation), the undersigned certifies, after due inquiry and investigation, as follows:

     1. The undersigned has no present plan or intention to sell, exchange or otherwise dispose of (including by way of a distribution by a partnership or a corporation to its partners or shareholders, respectively), reduce the risk of loss (by short sale or otherwise) of the holding of, enter into any contract or other arrangement with respect to, or consent to the sale, exchange or other disposition of (each of the foregoing, a "disposition"), any interest in any of the shares of common stock, par value $0.0001 per share, of Axion Healthcare, Inc. ("AHC Common Stock") received in the Distribution. In addition, the undersigned has not effected, and has no plan or intent to effect, a "disposition" of Axion capital stock (other than in exchange for BMS Common Stock pursuant to the Merger, but including the exercise of dissenters' rights) in contemplation of the Distribution or as part of a plan therewith.


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                                                                               2


     2. The undersigned has no present plan or intention to sell, exchange or otherwise dispose of (including by way of a distribution by a partnership or a corporation to its partners or shareholders, respectively), reduce the risk of loss (by short sale or otherwise) of the holding of, enter into any contract or other arrangement with respect to, or consent to the sale, exchange or other disposition of (each of the foregoing, a "disposition"), any interest in any of the shares of voting common stock of BMS ("BMS Common Stock") received in the Merger. In addition, the undersigned has not effected, and has no plan or intent to effect, a "disposition" of Axion capital stock (other than in exchange for BMS Common Stock pursuant to the Merger, but including the exercise of dissenters' rights) in contemplation of the Merger or as part of a plan therewith.

     3. The undersigned will not take any position on any Federal, state or local tax return, or take any other action or reporting position, which is inconsistent with the qualification of the Distribution as a tax-free distribution under Section 355 of the Code, with the Merger as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended, or which is inconsistent with the representations made in this letter, in each case unless required pursuant to a "determination" (as defined in Section 1313 of the Code).

     4. Notwithstanding the foregoing, the undersigned acknowledges that the undersigned will hold the BMS Common Stock received in the Merger with an investment intent and, therefore, in the event of a change in circumstances (including a change in personal or financial circumstances or a change in the value of the BMS Common Stock), the undersigned may at some time in the future effect a "disposition" of shares of the BMS Common Stock received in the Merger.

     5. The undersigned shall immediately notify each of the Chief Financial Officers of Axion or BMS, respectively, in writing via facsimile, of any "disposition" of shares of Axion Capital Stock prior to the Merger or any


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                                                                               3


change, on or prior to the Merger, of the plans or intentions of the undersigned as set forth above.] [In lieu of second rep. letter.


                                        NAME OF LARGE SHAREHOLDER


                                        by _____________________________________
                                             [Title]

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